Exhibit 99.1

SIGA Announces BARDA Exercise of Contract Options
Valued at $101.3 Million for the Procurement of Oral
TPOXX®

Deliveries to Maintain National Security

Expected to Start in Second Quarter 2020

April 29, 2020

NEW YORK -- SIGA Technologies, Inc. (SIGA) (NASDAQ: SIGA), a commercial-stage pharmaceutical company focused on the health security market, today announced the exercise of options under its 2018 Biomedical Advanced Research and Development Authority (BARDA) contract  (“19C BARDA Contract”) worth a total of approximately $101.3 million for the procurement of oral TPOXX for the treatment of smallpox (tecovirimat).  Deliveries of oral TPOXX to maintain national preparedness under these option exercises are expected to start in the second quarter of 2020 and be completed by April 2021.  With the above-mentioned exercise of options, all procurement options under CLIN 9 (contract line item number 9) of the 19C BARDA Contract have been exercised. SIGA’s full 19C BARDA Contract has up to $414 million of procurement-related options remaining for future exercise.

 “The intent of the Request for Proposal for this BARDA Contract was to maintain the existing stockpile of TPOXX and the exercise of these options is an important step toward ensuring that the U.S. Government can effectively meet this critical goal,” said Dr. Phil Gomez, CEO of SIGA Technologies.  “The ongoing COVID-19 pandemic has dramatically underscored the importance of national preparedness. The exercise emphasizes the critical value of our smallpox anti-viral treatment in that effort, and underscores SIGA’s commitment to working with BARDA and the Office of the Assistant Secretary for Preparedness and Response (ASPR) to protect against the threat of a potential smallpox outbreak or bioterror attack.”

ABOUT SIGA TECHNOLOGIES, INC. and TPOXX®

SIGA Technologies, Inc. is a commercial-stage pharmaceutical company focused on the health security market. Health security comprises countermeasures for biological, chemical, radiological and nuclear attacks (biodefense market), vaccines and therapies for emerging infectious diseases, and health preparedness. Our lead product is TPOXX®, also known as tecovirimat and ST-246®, an orally administered and IV formulation antiviral drug for the treatment of human smallpox disease caused by variola virus. TPOXX is a novel small-molecule drug and the US maintains a stockpile of TPOXX in the Strategic National Stockpile under Project BioShield. The oral formulation of TPOXX was approved by the FDA for the treatment of smallpox in 2018. The full label is here https://www.accessdata.fda.gov/drugsatfda_docs/label/2018/208627s000lbl.pdf.  In September 2018, SIGA signed a contract of more than $600 million with the Biomedical Advanced Research and Development Authority (BARDA), part of the office of the Assistant Secretary for Preparedness and Response within the U.S. Department of Health and Human Services, for additional procurement and development related to both oral and intravenous formulations of TPOXX. For more information about SIGA, please visit www.siga.com.

About Smallpox1

Smallpox is a contagious, disfiguring and often deadly disease that has affected humans for thousands of years. Naturally-occurring smallpox was eradicated worldwide by 1980, the result of an unprecedented global immunization campaign. Samples of smallpox virus have been kept for research purposes. This has led to concerns that smallpox could someday be used as a biological warfare agent. A vaccine can prevent smallpox, but the risk of the current vaccine's side effects is too high to justify routine vaccination for people at low risk of exposure to the smallpox virus.

FORWARD-LOOKING STATEMENTS

This press release contains certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Such forward-looking statements are subject to various known and unknown risks and uncertainties, and SIGA cautions you that any forward-looking information provided by or on behalf of SIGA is not a guarantee of future performance. More detailed information about SIGA and risk factors that may affect the realization of forward-looking statements, including the forward-looking statements in this press release, is set forth in SIGA's filings with the Securities and Exchange Commission, including SIGA's Annual Report on Form 10-K for the fiscal year ended December 31, 2019, and in other documents that SIGA has filed with the SEC. SIGA urges investors and security holders to read those documents free of charge at the SEC's web site at http://www.sec.gov. Interested parties may also obtain those documents free of charge from SIGA. Forward-looking statements are current only as of the date on which such statements were made, and except for our ongoing obligations under the United States of America federal securities laws, we undertake no obligation to update publicly any forward-looking statements whether as a result of new information, future events, or otherwise.

The information contained in this press release does not necessarily reflect the position or the policy of the Government and no official endorsement should be inferred.

1 http://www.mayoclinic.org/diseases-conditions/smallpox/basics/definition/con-20022769

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